EXHIBIT 10.25.3

NCR

SUPPLEMENTAL PENSION PLAN FOR AT&T TRANSFERS

Amended and Restated Effective December 31, 2008

PREAMBLE

WHEREAS, this Plan was originally adopted effective as of January 1, 1995, and has been amended from time to time; and

WHEREAS, to comply with final regulations issued under Section 409A of the Code, NCR desires to amend and restate the Plan;

NOW THEREFORE, the Plan is hereby amended and restated in its entirety, as set forth herein, effective as of December 31, 2008.

ARTICLE I

Definitions

Wherever used herein, the following terms have the meanings indicated:

1.1 “AT&T” means AT&T Corp., a New York corporation.

1.2 “AT&T Pension Plan” means the AT&T Management Pension Plan.

1.3 “AT&T Retirement Plans” means the retirement plans sponsored by AT&T which provide retirement benefits to Participants in this Plan, as described in Section 3.3.

1.4 “Board of Directors” means the Board of Directors of NCR.

1.5 “Code” means the Internal Revenue Code of 1986, as amended.

1.6 “409A Committee” means the administrative committee designated by the Senior Vice President, Human Resources, of NCR.

1.7 “NCR” means NCR, a Maryland corporation, and its subsidiaries.

1.8 “NCR Pension Plan” means the NCR Pension Plan.

1.9 “NCR Savings Plan” means the NCR Savings Plan.

1.10 “NCR Retirement Plans” means the plans sponsored by NCR which provide retirement benefits for Participants in this Plan, as described in Section 3.2.

1.11 “Participant” means each individual who participates in the Plan in accordance with Article II.

1.12 “Plan” means this NCR Supplemental Pension Plan for AT&T Transfers, as set forth in this document and in any amendments from time to time made hereto.

1.13 “Separation from Service” means a termination of employment with NCR and its affiliated group in such a manner as to constitute a “separation from service” as defined under Section 409A of the Code (for this purpose, the term “affiliated group” shall be interpreted in a manner consistent with the definition of “service recipient” contained in Section 409A of the Code). To the extent permitted by Section 409A of the Code, the 409A Committee retains discretion, in the event of a sale or other disposition of assets, to specify whether a Participant who provides services to the purchaser immediately after the transaction has incurred a Separation from Service. If a Participant was an employee of NCR or its affiliated group immediately prior to the spin-off of Teradata Corporation by NCR and an employee of Teradata Corporation or its affiliated group immediately after the spin-off, then solely for purposes of determining when that Participant has incurred a Separation from Service, the term “Company” as used in this Section 1.13 shall mean Teradata Corporation, instead of NCR.

ARTICLE II

Eligibility and Participation

2.1 Eligibility. An individual is eligible to participate in this Plan if he or she transferred directly from AT&T to NCR on or after January 1, 1994 and prior to January 1, 1997, in a D-Band or higher position. Certain individuals who transferred from AT&T to NCR prior to January 1, 1994, who are listed in Appendix A, are also eligible to participate in this Plan. From and after January 1, 1997, no new participants will be added to the Plan.

2.2 Participation. An eligible individual shall become a Participant in this Plan when he or she terminates employment with NCR at age 55 or older.

2.3 Forfeiture of Benefits. All benefits for which a Participant would otherwise be eligible shall be forfeited if the Participant, without the consent of NCR, while employed by NCR or after termination of such employment, the Participant becomes associated with, employed by or renders services to, or owns an interest in (other than as a shareholder with a nonsubstantial interest in such business) that is in competition with NCR.

All benefits for which a Participant would otherwise be eligible shall also be forfeited if a Participant is terminated by NCR for cause, or is determined by the Board to have engaged in misconduct in connection with the Participant’s employment with NCR.

ARTICLE III

Benefits

3.1 Calculation of Benefit. Each Participant shall be entitled to a benefit under this Plan expressed as a single life annuity with an annual payment equal to (b) minus (a) as follows:

(a) the present value of the benefits to which the Participant is entitled to receive from the NCR Retirement Plans.

(b) the present value of the difference between (1) and (2) below:

(1) the benefits which the Participant is entitled to receive from the Participant’s AT&T Retirement Plans, and

(2) the total benefits to which the Participant would have been entitled from the AT&T Retirement Plans if the Participant had continued in employment covered by the AT&T Retirement Plans during the time worked for NCR.

Effective December 31, 2006, no additional benefits shall accrue under the Plan, and the benefits accrued as of December 31, 2006 shall be determined as of such date based on service, compensation, the benefits accrued under the NCR Retirement Plans and the other components of the calculation determined as of such date, including the provisions of the AT&T plans, in effect as of such date.

3.2 NCR Retirement Plans. The NCR Retirement Plans shall include the following:

(1) the NCR Pension Plan, including the PensionPLUS component,

(2) NCR contributions to the NCR Savings Plan,

(3) the Retirement Plan for Officers of NCR Corporation (known as “SERP II”), including the restricted stock grants associated with that plan,

(4) the NCR Mid-Career Hire Supplemental Pension Plan, and

(5) the NCR Nonqualified Excess Plan.

If NCR adopts a retirement plan in addition to or in replacement of any of the above listed plans, for which Participants in this Plan will be eligible, such plan will be included as an NCR Retirement Plan for purposes of this Plan, if the Senior Vice President of Global Human Resources for NCR signs an amendment to this Plan designating such plan an “NCR Retirement Plan.”

3.4 AT&T Retirement Plans. The AT&T Retirement Plans shall include the following:

(a) the AT&T Management Pension Plan,

(b) the AT&T Non-Qualified Pension Plan,

(c) the AT&T 415 Excess Plan, if the Participant is not eligible for the AT&T Non-Qualified Pension Plan, and

(d) AT&T matching contributions to the AT&T Savings Plan.

If AT&T adopts a retirement plan in addition to or in replacement of any of the above listed plans, for which a Participant would have been eligible if the Participant had remained covered by the AT&T Retirement Plans, such plan will be included as an AT&T Retirement Plan for purposes of this Plan, if the Senior Vice President of Global Human Resources for NCR signs an amendment to this Plan designating such plan an “AT&T Retirement Plan.”

3.5 Assumed Participation in Retirement Plans. For determining the benefit a Participant would have received from either the AT&T Retirement Plans or the NCR Retirement Plans, the following assumptions will be made:

(a) while a Participant is in a position with NCR that is equivalent to an officer position at AT&T, the Participant will be assumed to be a participant in the AT&T Non-Qualified Pension Plan.

(b) While a Participant is in a position with NCR that is not equivalent to an officer position at AT&T, the Participant will be assumed to be a participant in the AT&T 415 Excess Plan, but not the AT&T Non-Qualified Pension Plan.

(c) A Participant will be assumed to have made contributions to the AT&T and NCR savings plans entitling him or her to the maximum company matching contributions each year, and the company matching contributions will be assumed to have been invested in a conservative investment strategy, and to have remained in the plan during the Participant’s employment.

(d) A Participant will be assumed to have earned the same compensation at AT&T as earned at NCR. Adjustments will be made as necessary to account for differences in payroll codes between AT&T and NCR.

3.6 Valuation of Benefits. The present value of either the NCR or AT&T benefits shall be determined as of the first day of the month following the date of the Participant’s termination of employment (the “Valuation Date”), as follows:

(a) For retirements at or after age 62, grants of restricted stock under SERP II shall be valued at the closing price on the Valuation Date. For retirements occurring before age 62, the benefit initially will be calculated without regard to the grant of restricted stock under SERP II. A second calculation will be made as of the first day of the month following the Participant’s attainment of age 62 using the fair market value of the stock on that date, and the Participant’s benefit will be adjusted accordingly on a prospective basis.

(b) Benefits payable as an annuity shall be valued as the annual benefit payable as of the Valuation Date.

(c) Benefits payable in lump sum form shall be expressed as the annual benefit payable from a single life annuity, using the following assumptions:

(1) the applicable mortality rate in the annual rates of mortality developed by AT&T for purposes of the AT&T Pension Plan, and

(2) the immediate interest rate published by the Pension Benefit Guaranty Corporation for purposes of determining the lump sum present value of a monthly benefit upon termination of a pension plan. Such rate shall be that in effect at the beginning of the calendar quarter that coincides with or next precedes the date a Participant leaves the employment of NCR.

3.7 Death Benefits. Notwithstanding any election by a Participant pursuant to Section 4.1(b), if an individual eligible for benefits from this Plan dies before (1) retirement, if the Participant is a Grandfathered Participant, or (2) commencement of benefits pursuant to Section 4.1(b)(i), if the Participant is a Covered Participant, but, in either case, after age 55 and after becoming eligible to receive a benefit from this Plan, a death benefit will be paid to the individual’s spouse (if any), if the spouse is living at the time the death benefit is to commence. The benefit shall equal the survivor benefit that would have been payable to the spouse from the Plan if the Participant had retired on the day before the date of death and selected a 50% joint and survivor annuity. The death benefit shall be paid in equal bi-weekly installments for the life of the spouse commencing as of the later of (1) the first business day of the seventh month immediately following the Participant’s death, or (2) the first business day of the month immediately following the date that the Participant would have attained age 55.

3.8 Return to AT&T. If an individual (1) transferred from AT&T to NCR and (2) was eligible for participation in this Plan while at NCR, and (3) left NCR and immediately returned to service with AT&T prior to January 1, 1997; the individual will be entitled to a benefit from this Plan only if the individual on the date of such transfer back to AT&T (1) was eligible for a Service Pension from AT&T, (2) had attained Early Retirement Age (as defined in the NCR Pension Plan), and (3) had completed at least five years (at NCR or AT&T or both in combination) in an E-Band or higher position. The benefit will be calculated by determining the total benefits from the AT&T Retirement Plans which the individual would have received for all service if the individual had remained covered by the AT&T Retirement Plans during service with NCR, and subtracting the actual benefits received by the individual from the AT&T Retirement Plans. If this amount is greater than the actual benefits received by the individual from NCR for the years of service with NCR, the individual will be entitled to a benefit from this Plan equal to the difference.

ARTICLE IV

Distribution of Benefits

4.1 (a) Grandfathered Participants. Each Participant listed on Exhibit A, as it may be amended from time to time by the 409A Committee (a “Grandfathered Participant”), was vested in his benefit as of, and terminated employment on or before, December 31, 2004. Therefore, the entire benefit of each Grandfathered Participant constitutes an “amount deferred” prior to January 1, 2005 within the meaning of Section 409A of the Code. Each Grandfathered Participant (or his spouse) shall continue to receive or commence receiving his benefits under Article III at the same time and in the same form as the Grandfathered Participant’s (or spouse’s) benefit under the qualified pension plan of the company (either AT&T or NCR) employing the Grandfathered Participant at the time the Grandfathered Participant retires. If the Grandfathered Participant’s qualified pension plan benefit is paid as a joint and survivor annuity, the benefit from this Plan will be paid as an equivalent joint and survivor annuity with the Grandfathered Participant’s spouse at the time of retirement entitled to the survivor benefit if the spouse survives the Grandfathered Participant. Nothing contained herein is intended to materially enhance a benefit or right existing under the Plan as in effect on October 3, 2004, or add a new material benefit or right, with respect to the Grandfathered Participants. It is intended that benefits under Article III with respect to Grandfathered Participants shall be exempt from the application of Section 409A of the Code.

(b) Non-Grandfathered Participants. Each Participant who is not a Grandfathered Participant (a “Covered Participant”) may, no later than a date specified by the 409A Committee (provided that such date occurs no later than December 31, 2008), make the following elections on a form provided by the 409A Committee in accordance with the following terms and conditions (and such additional terms and conditions as the 409A Committee may specify in its sole discretion):

(i) Except as otherwise provided in Section 3.7 or this Article IV, each Covered Participant may elect to have his benefits under Article III commence on the later of (x) the first business day of the seventh month immediately following the Covered Participant’s Separation from Service, or (y) the first business day of the month immediately following the attainment of an age specified by the Covered Participant between 55 and 65; provided that the Covered Participant will attain the specified age in 2009 or later; and provided further that to the extent that a Covered Participant does not timely file an election as provided in this Section 4.1(b)(i), or such election does not comply with the Plan or the terms and conditions established by the 409A Committee, then he will be deemed to have irrevocably elected age 55 (or for a Participant that has attained at least age 55 prior to January 1, 2009, the age that such Covered Participant will attain in 2009). The election described in this Section 4.1(b)(i) shall become irrevocable on a date specified by the 409A Committee. Once irrevocable, the election may not be changed.

(ii) Except as otherwise provided in Section 3.7 or this Article IV, each Covered Participant may elect to have his benefits under Article III paid in the form of a single life annuity or an actuarially equivalent (within the meaning of Treasury Regulation § 1.409A-2(b)(2)(ii)) 50%, 75% or 100% joint and survivor annuity (determined using the actuarial assumptions of the Pension Plan), payable in bi-weekly installments. To the extent that a Covered Participant does not timely file an election as provided in this Section 4.1(b)(ii), or such election does not comply with the Plan or the terms and conditions established by the 409A Committee, then a Covered Participant who is unmarried on the date that payments commence pursuant to Section 4.1(b)(i) will be deemed to have irrevocably elected a single life annuity, and a Covered Participant who is married on the date that payments commence pursuant to Section 4.1(b)(i) will be deemed to have irrevocably elected a 50% joint and survivor annuity. The election described in this Section 4.1(b)(ii) shall become irrevocable on a date specified by the 409A Committee. Notwithstanding the preceding sentence, a Covered Participant designated by the Section 409A Committee may elect, on a form provided by the 409A Committee and subject to such terms and conditions as the 409A Committee specifies, to change his form of annuity to another annuity form specified in this Section 4.1(b)(ii) at any time prior to the payment commencement date.

(iii) The elections described in this Section 4.1(b) shall also apply to the Covered Participant’s benefits, if any, under the Retirement Plan for Officers of NCR, the NCR Officer Plan, the NCR Mid Career Hire Supplemental Pension Plan, and the NCR Nonqualified Excess Plan. This Section 4.1(b) is intended to comply with the requirements of Notice 2007-86 and the applicable proposed and final Treasury Regulations issued under Section 409A of the Code and shall be interpreted in a manner consistent with such intent. Therefore, this Section 4.1(b) shall not apply to the extent that it would cause an amount otherwise payable in 2008 pursuant to the terms of the Plan (and related administrative rules implemented to comply with Section 409A of the Code) in effect immediately prior to December 31, 2008 to be paid in a later year; instead, the amounts otherwise payable in 2008 shall continue to be paid to the Covered Participant in accordance with the terms of the Plan (and related administrative rules implemented to comply with Section 409A of the Code) in effect immediately prior to December 31, 2008.

4.2 Discretionary Lump Sum Payment. Notwithstanding the foregoing, and to the extent permitted by Section 409A, NCR may, in its sole discretion, pay the benefit of any Participant in a single lump sum payment, provided that (a) such payment results in the termination and liquidation of the entirety of the Participant’s interest in the Plan (and any other deferred compensation arrangement of NCR that is aggregated with the Plan pursuant to Treasury Regulation § 1.409A-1(c)), (b) the amount of such payment (determined using the actuarial assumptions applicable under the NCR Pension Plan) does not exceed the applicable dollar amount under Section 402(g)(1)(B) of the Code for the year in which the payment is made, and (c) with respect to a Covered Participant, in no event may a payment be accelerated following a Covered Participant’s Separation from Service to a date that is prior to the first business day of the seventh month following the Participant’s Separation from Service (or if earlier, the date of the Participant’s death).

ARTICLE V

Unfunded Nature of the Plan

5.1 Unfunded Plan. This Plan shall be unfunded. The funds used for payment of benefits hereunder and of the expenses of administration hereof shall, until such actual payment, continue to be a part of the general funds of NCR, and no person other than NCR shall, by virtue of this Plan, have any interest in any such funds. Nothing contained herein shall be deemed to create a trust of any kind or create any fiduciary relationship. To the extent that any person acquires a right to receive payments from NCR under this Plan, such right shall be no greater than the right of any unsecured general creditor of NCR.

ARTICLE VI

Administration of the Plan

6.1 Plan Administration. The Plan shall be administered by NCR. NCR shall have the exclusive authority and responsibility for all matters in connection with the operation and administration of the Plan. NCR shall have all powers necessary or appropriate to carry out their duties, including the discretionary authority to interpret the provisions of the Plan and the facts and circumstances of claims for benefits. Decisions of NCR shall be final and binding on all parties.

6.2 Delegation of Administrative Duties. NCR may, from time to time, delegate to any person or persons or organizations any of their rights, powers, and duties with respect to the operation and administration of the Plan.

6.3 Determination of Eligibility. In all questions relating to age and service for eligibility for any benefit hereunder, or relating to term of employment and rates of pay for determining benefits, the decisions of NCR, based upon this Plan and the records of NCR and AT&T, shall be final and binding.

ARTICLE VII

Amendments and Termination

7.1 This Plan shall terminate when all benefits payable under the terms of the Plan have been paid. The Board of Directors in its discretion may amend or terminate the Plan at any time, provided, however, that (a) no such action shall adversely affect the right of any Participant (or spouse) to a benefit to which he or she has become entitled pursuant to this Plan, (b) no amendment or termination may accelerate the payment of a benefit hereunder except as permitted by Section 409A of the Code, and (c) no amendment may be made, to the extent that it would result in a material modification (within the meaning of Section 409A of the Code) of the benefit of any Grandfathered Participant described in Section 4.1(a) of the Plan.

ARTICLE VIII

Miscellaneous

8.1 Governing Law. This Plan shall be construed in accordance with the laws of the State of Ohio.

8.2 Severability. If any provision of this Plan shall be held illegal or invalid for any reason, the remaining provisions shall continue to be fully effective.

8.3 No Additional Rights. Participation in this Plan shall not give to any employee the right to be retained in the employ of NCR nor any right or interest in this Plan other than as herein specifically provided. No employee shall have any right to a benefit under this Plan unless he or she meets the conditions specified in Sections 2.1 and 2.2.

8.4 Expenses. Expenses of the Plan shall be paid by NCR.

8.5 Facility of Payment. Any payment to a Participant, a spouse of a Participant, or the legal representative of either, in accordance with the terms of this Plan, shall to the extent thereof be in full satisfaction of all claims such person may have against NCR hereunder, which may require such payee, as a condition to such payment, to execute a receipt and release therefor in such form as shall be determined by NCR. Any release of claims provided pursuant to this Section 8.5 must be executed and delivered to NCR, and must become effective and irrevocable in accordance with its terms, prior to the payment commencement date determined under this Plan.

8.6 Single Bi-Weekly Payment. The benefit payable from this Plan and any benefits to which a Participant is entitled from other nonqualified plans sponsored by NCR may be combined and paid by a single bi-weekly check, in the discretion of NCR.

8.7 Exemption From ERISA. This Plan is intended to qualify for exemption from Parts II, III and IV of the Employee Retirement Income Security Act of 1974 (“ERISA”) as a plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees under Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.

8.8 This Section 8.8 applies only to Covered Participants described in Section 4.1(b) of the Plan. It is intended that the Plan shall comply with the requirements of Section 409A of the Code. This Plan shall be construed, administered, and governed in a manner that effects such intent, and NCR shall not take any action that would be inconsistent with such intent. Without limiting the foregoing, benefits provided under this Plan may not be deferred, accelerated, extended, paid out or modified in a manner that would result in the imposition of an additional tax on a Participant under Section 409A of the Code. Although NCR shall use its best efforts to avoid the imposition of taxation, interest and penalties under Section 409A of the Code, the tax treatment of the benefits provided under the Plan is not warranted or guaranteed. Neither NCR, its affiliates, directors, officers, employees nor its advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by a Participant or other taxpayer as a result of the Plan. Any reference in the Plan to Section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to Section 409A of the Code by the U.S. Department of Treasury or the Internal Revenue Service. NCR may, in its sole discretion, accelerate the time or schedule of a payment under the Plan to a time or form otherwise permitted under Section 409A of the Code in accordance with the requirements, restrictions and limitations of Treasury Regulation Section 1.409A-3(j); provided that in no event may a payment be accelerated following a Participant’s Separation from Service to a date that is prior to the first business day of the seventh month following the Participant’s Separation from Service (or if earlier, the date of the Participant’s death) unless otherwise provided in Treasury Regulation Section 1.409A-3(j). NCR may also, in its sole discretion, delay the time or form of payment under the Plan to a time or form otherwise permitted under Section 409A of the Code in accordance with the requirements, restrictions and limitations of Treasury Regulation Section 1.409A-2(b)(7).

8.9 By accepting any benefit under the Plan, each Participant and each person claiming under or through any such Participant shall be conclusively deemed to have indicated his acceptance and ratification of, and consent to, all of the terms and conditions of the Plan (and related administrative rules implemented to comply with Section 409A of the Code) and any action taken under the Plan by the Board of Directors, the Compensation and Human Resource Committee of the Board of Directors, the 409A Committee or NCR or its affiliates, in any case in accordance with the terms and conditions of the Plan (and related administrative rules implemented to comply with Section 409A of the Code).

IN WITNESS WHEREOF, NCR has caused this amendment and restatement of the Plan to be executed effective as of the 31st day of December, 2008.

NCR CORPORATION

By:	/s/ Andrea Ledford
Name:	Andrea Ledford
Title:	Senior Vice President, Human Resources

EXHIBIT A

GRANDFATHERED PARTICIPANTS

[Names of individual participants omitted]